Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

February 26, 2026

Kymera Therapeutics, Inc.

500 North Beacon Street, 4th Floor

Watertown, MA 02472

Re:	Securities Being Registered under Registration Statement on Form S-8

We have acted as your counsel in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of (i) 3,885,551 shares (the “Plan Shares”) of common stock, par value $0.0001 per share (“Common Stock”), of Kymera Therapeutics, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Kymera Therapeutics, Inc. 2020 Stock Option and Incentive Plan (as amended, the “Incentive Plan”) and (ii) 438,898 shares (the “ESPP Shares” and together with the Plan Shares, the “Shares”) of the Common Stock that may be issued pursuant to the Kymera Therapeutics, Inc. Amended and Restated 2020 Employee Stock Purchase Plan (the “ESPP” and, together with the Incentive Plan, the “Plans”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that, at the time Shares are issued, the total number of then unissued Shares, when added to the number of shares of Common Stock issued, subscribed for, or otherwise committed to be issued, does not exceed the number of shares of Common Stock authorized by the Company’s certificate of incorporation.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when delivered against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

Kymera Therapeutics, Inc.

February 26, 2026

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP